EXHIBIT 11

                            DATA GENERAL CORPORATION

               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (Unaudited)

                     (In thousands except per share amounts)


                                                                        Quarter Ended                     Nine Months Ended
                                                            ----------------------------------      ---------------------------
                                                                 Jun. 27,       Jun. 28,              Jun. 27,        Jun. 28,
                                                                   1998           1997                  1998            1997
                                                                 --------       --------              --------        --------
Basic earnings per share:
Net income (loss)...........................................     $(155,090)     $ 14,745             $(156,095)       $  38,941
                                                                ==========      ========             =========        =========

Weighted average shares outstanding.........................        49,159        40,625                48,895           40,155
                                                                    ======        ======                ======           ======

Net income (loss) per share.................................        $(3.15)        $0.36                $(3.19)            0.97
                                                                   =======         =====               =======            =====

Earnings per share assuming full dilution: (a)
Net income (loss)...........................................     $(155,090)     $ 14,745             $(156,095)       $  38,941
                                                                ==========      ========            ==========        =========

Weighted average shares outstanding.........................        49,159        40,625                48,895           40,155

Incremental shares from use of treasury
  stock method for stock options............................            --         2,951                    --            2,703
                                                               -----------      --------           -----------        ---------

Common and common equivalent shares,
  assuming full dilution, where applicable..................        49,159        43,576                48,895           42,858
                                                                    ======        ======               =======          =======

Net income (loss) per share.................................        $(3.15)        $0.34                $(3.19)           $0.91
                                                                   =======         =====               =======            =====


(a) For the quarters and nine-month periods ended June 27, 1998 and June 28, 1997, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation. For the quarter and nine-month period ended June 27, 1998, the assumed exercise of stock options, giving effect to the incremental shares, results in anti-dilution and has been excluded from the calculation.
